UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 11, 2024 (March 11, 2024)

ISUN, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-37707	47-2150172
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

400 Avenue D, Suite 10, Williston, Vermont 05495

(Address of Principal Executive Offices) (Zip Code)

(802) 658-3378

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.0001 par value per share	ISUN	Nasdaq Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.

The description of Robert J. Zulkoski’s Employment Agreement in Item 5.02 is incorporated by reference into this Item 1.01.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Appointment of Robert J. Zulkoski as Chief Executive Officer.

Effective March 11, 2024, the Board of Directors (the “Board”) of iSun, Inc. (“iSun” or the “Company”) appointed Robert J. Zulkoski to serve as Chief Executive Officer of the Company.

Mr. Zulkoski, age 62, has over 30 years of experience in global finance and investment management. As a general partner he has invested over US$5BN of fiduciary capital. His current activities are focused on social impact projects and initiatives. He is currently Managing Partner of Conduit Capital Holdings US, a holding company established to hold a portfolio of interests in a variety of social and environmental impact investment management platforms and investments in the United States and Senior Advisor to Rural Works, an impact investment fund. From 2017 to 2023 he served in various capacities related to The Conduit, a platform for impact investments based in London. He served as Founding Shareholder and Director of The Conduit (2017-2019), Founder and Non-Executive Director of Conduit Connect (2020-2023) and Founder and Chief Executive Officer of Conduit Capital Partners (2019-2023)1

Zulkoski Employment Agreement.

In connection with Mr. Zulkoski’s appointment as Chief Executive Officer, the Company entered into an Employment Agreement with Mr. Zulkoski (the “Employment Agreement”). The Employment Agreement provides that Mr. Zulkoski’s employment is “at will”. The Employment Agreement provides for an annual base salary of $250,000, with an annual target bonus of 100% of Mr. Zulkoski’s base salary. In addition, Mr. Zulkoski has been granted options to acquire 4,000,000 shares of Common Stock of the Company. Option with respect to ½ of the shares vest as of March 11, 2024 and ½ as of December 31, 2024.

Termination of Employment. Under the Employment Agreement, Mr., Zulkoski may terminate his employment at any time by giving one months’ notice to the Board. The Company may terminate Mr. Zulkoski’s employment without cause by giving one months’ notice to Mr. Zulkoski. The Company may terminate Mr. Zulkoski’s employment immediately, at any time, without notice, for “cause”. “Cause” includes, but is not limited to termination based on any of the following grounds: (a) fraud, misappropriation, embezzlement or acts of similar dishonesty; (b) conviction of a felony involving moral turpitude; (c) illegal use of drugs or use of alcohol in the workplace; (d) intentional and willful misconduct that may subject the Company to criminal or civil liability; (e) material breach of the Employee’s duty of loyalty, including the diversion or usurpation of corporate opportunities properly belonging to the Company; (f) willful disregard of Company policies and procedures; (g) breach of any of the material terms of this Agreement; and (h) insubordination or deliberate refusal to follow the instructions of the Board of Directors of the Company.

Death or Disability. If Mr. Zulkoski is terminated due to death or “disability,” then Mr. Zulkoski’s heirs, beneficiaries, successors, or assigns will not be entitled to any of the compensation or benefits to which Mr. Zulkoski is entitled under the Employment Agreement.

Noncompetition. The Employment Agreement provides that Mr. Zulkoski will not compete, directly or indirectly, with the business of the Company in the United States for a period of 18 months following termination of his employment.

The foregoing description of the Employment Agreement is not meant to be complete and is qualified in its entirety by reference to the Employment Agreement, which is included as Exhibit 10.1 to this report and incorporated herein by reference.

Jeffrey Peck Designated as Senior Advisor.

In connection with Mr. Zulkoski’s appointment as Chief Executive Officer, the Company has modified Mr. Peck’s Employment Agreement to designate his title to Senior Advisor, reporting to the Company’s CEO. Mr. Peck continues as a full-time employee of the Company. ..

Item 7.01. Regulation FD Disclosure

On March 11. 2024, the Company issued a press release with respect to Mr. Zulkoski’s appointment as Chief Executive Officer and Mr. Peck’s designation as Senior Advisor . The full text of the press release is furnished with this Current Report on Form 8-K as Exhibit 99.1.

In accordance with General Instruction B.2 of Form 8-K, the information set forth in this Item 7.01 of this Current Report on Form 8-K, including Exhibit 99.1 attached hereto, is being furnished and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that Section, nor shall it be deemed incorporated by reference into any filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, whether made before or after the date hereof and regardless of any general incorporation language in such filings, except to the extent expressly set forth by specific reference in such a filing. The filing of this Current Report on Form 8-K shall not be deemed an admission as to the materiality of any information herein that is required to be disclosed solely by reason of Regulation FD.

Item 9.01. Exhibits.

10.1	Employment Agreement between iSun, Inc. and Robert J. Zulkoski, dated March 11, 2024

99.1	Press Release of iSun, Inc., dated March 11, 2024.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: March 11, 2024

iSun, Inc.

By:	/s/ Robert J. Zulkoski
Name:	Robert J. Zulkoski
Title:	Chief Executive Officer